Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), made between Prelude Therapeutics Incorporated, a Delaware corporation (the “Company”), and Sean Brusky (“Executive” and, collectively with the Company, the “Parties”), is entered into as of

April 5, 2024.

Whereas, the Company desires to employ Executive as the Company’s Chief Business Officer, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement;

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.
Employment by the Company.
1.1
Employment. This Agreement shall govern the terms of Executive’s employment with the Company, which shall commence as of April 8, 2024, or such other date as mutually determined by Executive and the Company (such date, the “Start Date”).
1.2
Position. Executive shall serve as the Company’s Chief Business Officer. This is an exempt position, and during the term of Executive’s employment with the Company hereunder, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except as otherwise set forth in Section 12.1.
1.3
Duties and Location. Executive shall perform such duties as are typically performed by a Chief Business Officer. Executive will initially report to the Company’s Chief Executive Officer. The Company shall permit Executive to work remotely from his home office in California (the “Remote Work Location”) provided that he dutifully performs his job duties and abides by all other Company policies. The Company reserves the right to require Executive to perform Executive’s duties at places other than Executive’s primary office location on occasion from time to time, and to require reasonable business travel to the Company’s primary office in Wilmington, Delaware, and other locations. The Company may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time. Executive agrees to notify the Company in writing if he intends to change the Remote Work Location.
1.4
Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
1.5
Uniqueness of Executive’s Services. The Executive hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a unique value, the loss of which cannot be adequately compensated in damages in an action at law as described in Labor

Code Section 2855(a) and for purposes thereof. The Executive, therefore, expressly agrees that the

Exhibit 10.2

Company, in addition to any other rights or remedies that the Company may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy the breach of this Agreement by the Executive.

2.
Compensation and Benefits.
2.1
Base Salary. For services to be rendered hereunder, the Company agrees to pay the Executive a base salary at an annual rate of not less than Four Hundred Fifteen Thousand U.S. Dollars ($415,000) (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.
2.2
Annual Bonus; Sign-On Bonus. Executive will be eligible for an annual discretionary bonus with a target amount equal to 40% of Executive’s Base Salary (the “Annual Bonus”), which shall be prorated for Executive’s initial year of employment. Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the board of directors of the Company (the “Board”) or the compensation committee thereof in its sole discretion based upon the Company’s achievement of objectives and milestones to be determined at the beginning of each year and mutually agreed upon by Executive and the Company’s Chief Executive Officer and approved by the compensation committee of the Board. Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before any Annual Bonus is paid.
2.3
Equity. Subject to approval by the Board or the compensation committee thereof, the Company will grant Executive an option to purchase Three Hundred Thousand (300,000) shares of the Company’s common stock, with a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, as determined by the Board or the compensation committee thereof in accordance with the Company’s customary stock option granting practices (the “Option”). Subject to approval by the Board, the Option will be granted on the first business day of the month following the Start Date. One-fourth (1/4th) of the shares underlying the Option will vest and become exercisable on the one-year anniversary of the Start Date, and one-forty-eighth (1/48th) of the shares underlying the Option will vest and become exercisable on a monthly basis thereafter, such that 100% of the shares underlying the Option shall be vested and exercisable as of the four-year anniversary of the Start Date, in each case so long as Executive remains employed by the Company through each applicable vesting date. If the applicable vesting schedule results in a fractional share, such fractional share shall not vest until the next vesting date. The Option will be subject to the terms and conditions consistent with those provided in the Company’s 2020 Equity Incentive Plan, and will be governed in all respects by the terms of the applicable stock option agreement to be entered into between Executive and the Company, except as specifically provided herein. Further details regarding the Option will be provided to the Executive upon approval of such grant by the Board. Executive may be considered for future grants of equity awards in the discretion of the Board or the compensation committee thereof pursuant to its regular review process commencing in the first fiscal quarter of 2022.
2.4
Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, and any other compensation, paid or payable to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement as it

Exhibit 10.2

relates specifically to the Frank-Dodd Act. The Executive specifically authorizes the Company to withhold from his future wages any amounts that may become due under this provision. This Section will survive the termination of this Agreement for a period of three (3) years.
3.
Standard Company Benefits. Executive shall be eligible to participate in all other employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit programs, as it deems appropriate.
4.
Paid and Unpaid Leave. Executive will be eligible for paid and/or unpaid leave (including but not limited to vacation and sick leave) in accordance with the Company’s Employee Handbook. The Company’s leave policies may be amended from time to time by the Company in its sole discretion (or a committee thereof). Notwithstanding the provisions of the aforementioned policies, Executive shall be entitled to accrue four (4) weeks of paid time off per annum.
5.
Expenses. The Company shall reimburse Executive for Executive’s necessary and reasonable business expenses incurred by Executive in furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
6.
Conflicts and Confidentiality.
6.1
Non-Disclosure of Prior Employers’ Confidential Information and No Conflicting Obligation. By executing this Agreement, Executive agrees and represents that Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information belonging to any former employer of Executive or any other third party. Executive also represents and warrants that Executive has not taken or retained, and is not in possession of, any business materials or documents belonging to any former employer or third party. Executive hereby acknowledge that the Company has advised Executive that Executive is strictly prohibited from bringing such materials or documents onto the Company’s premises, providing such materials or documents to Company personnel, or using them in connection with Executive’s employment with the Company. Further, Executive represents and warrants to the Company that the performance of Executive’s job duties for the Company will not violate, cause the breach of, or conflict with any prior agreement, contract, or understanding between Executive and any third party or otherwise violate any confidence of another. Executive represents and warrants that Executive is not subject to any post-employment restrictions that would prohibit or limit Executive’s employment by the Company.
6.2
Employee Invention Assignment and Restrictive Covenant Agreement. Executive agrees, as a condition of employment with the Company and as a material part of the consideration for the Company’s commitment to the terms of this Agreement, to sign the Employee Invention Assignment, Confidentiality, and Restrictive Covenant Agreement attached hereto as Exhibit “A” (the “Restrictive Covenant Agreement”).
6.3
Non-Disclosure and Use of Trade Secrets. During the Period of Employment and after the termination, Executive shall not:
(i)
Use or disclose the Company’s trade secret information, to, directly or indirectly, through any other individual or entity, induce or attempt to induce any employee or

Exhibit 10.2

independent contractor of the Company to leave the employment or service of the Company, or in any way interfere with the relationship between the Company, on the one hand, and any employee or independent contractor thereof, on the other hand;
(ii)
solicit Confidential Information (as defined in the Restrictive Covenant Agreement), including trade secrets, from any employee of the Company which Executive knows or has reason to know is likely to have access to such information; or
(iii)
use or disclose the Company’s trade secret information to identify existing or prospective customers, to facilitate (directly or indirectly) the solicitation of such existing and prospective customers or to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company to divert their business away from the Company. Further, Executive will not use the Company’s trade secret information to otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, of the Company or to otherwise unfairly compete with the Company.

For purposes of this Agreement, the term “trade secrets” means, without limitation, Confidential Information that (a) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (b) is subject to efforts that are reasonable under the circumstances to maintain its secrecy. The Executive hereby represents that the Executive has no intention of competing against the Company at any time by using the Company’s trade secrets and understands that the Company is entering into this Agreement in reliance upon such representation. Examples of trade secrets include, but are not limited to, technical, business and other information related to the Company’s manufacturing and production processes and techniques, product formulations, research and development, inventions and discoveries that have not yet been patented, technology, drawings, specifications, designs, plans, proposals, pricing and cost information, business and marketing plans, financial information, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

6.4
Injunctive Relief. Executive acknowledges that Executive’s failure to carry out any obligation under this Agreement (including but not limited to those listed on Exhibit A), or a breach by Executive of any provision herein, therein or the Restrictive Covenant Agreement, will constitute immediate and irreparable damage to the Company, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance, and other equitable relief. Executive further agrees that no bond or other security shall be required in obtaining such equitable relief and the Executive hereby consents to the issuance of such injunction and to the ordering of specific performance. Executive understands that other action may be taken and remedies enforced against the Executive by the Company.

7.
Termination of Employment; Severance.
7.1
At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice. In the event Executive’s employment relationship is terminated for any reason, Executive shall be entitled to receive Executive’s earned but unpaid Base Salary, unreimbursed business expenses properly incurred by Executive pursuant to Section 4 and any other compensation or benefit earned by or owed to (but not yet paid to)

Exhibit 10.2

Executive through and including the date of termination, payable in a lump sum on the next regularly scheduled payroll date following the date on which Executive’s employment terminated, or at such other date as shall be specified under the terms of the employee benefit plan pursuant to which such compensation or benefit is payable. Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.
7.2
Severance Benefits for Termination Without Cause Unrelated to a Change of Control. In the event Executive’s employment with the Company is terminated by the Company without Cause prior to a Change of Control (as defined below) or more than twelve (12) months following a Change of Control, the Company shall provide Executive with the following payments and benefits, provided that Executive remains in compliance with the terms of this Agreement and the Restrictive Covenant Agreement and subject to Section 8 below:
(i)
The Company shall pay Executive, as severance, the equivalent of nine (9) months of Executive’s Base Salary as in effect as of the date of Executive’s employment termination. This severance will be paid in the form of salary continuation, payable on the Company’s regular payroll dates, subject to standard payroll deductions and withholdings, starting on the 60th day after Executive’s termination date, with the first payment to include those payments that would have occurred earlier but for the 60-day delay.
(ii)
Provided that Executive is then eligible for and timely elects continued coverage under COBRA, the Company shall directly pay, or reimburse Executive for, the monthly COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) through the period starting on Executive’s termination date and ending on the earliest to occur of: (a) nine (9) months following Executive’s termination date; (b) the date Executive becomes eligible for group health insurance coverage through a new employer; or (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during this time period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period. Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.

7.3
Severance Benefits for Termination Without Cause or Resignation with Good Reason Related to a Change of Control. In the event Executive’s employment with the Company is terminated by the Company without Cause or Executive resigns for Good Reason in each case during the twelve (12) month period immediately following a Change of Control, the Company shall provide Executive with the following payments and benefits, provided that Executive remains in compliance with the terms of this Agreement and the Restrictive Covenant Agreement and subject to Section 8 below:
(i)
The Company shall pay Executive, as severance, the equivalent of twelve (12) months of Executive’s Base Salary as in effect as of the date of Executive’s employment termination (disregarding any change to Executive’s Base Salary giving rise to Good

Exhibit 10.2

Reason). This severance will be paid in the form of salary continuation, payable on the Company’s regular payroll dates, subject to standard payroll deductions and withholdings, starting on the 60th day after Executive’s termination date, with the first payment to include those payments that would have occurred earlier but for the 60-day delay.
(ii)
In addition, the Company shall pay Executive, as severance, an amount equal to one hundred percent (100%) of Executive’s target annual bonus as in effect as of the date of Executive’s employment termination (disregarding any change to Executive’s Base Salary giving rise to Good Reason), payable in a lump sum, less deductions and withholdings, at the same time as the first severance payment described in Section 7.3(i) above. For the avoidance of doubt, the amount payable pursuant to this Section 7.3(ii) shall not be subject to proration based on the portion of the year elapsed as of the date of termination.
(iii)
Provided that Executive is then eligible for and timely elects continued coverage under COBRA, the Company shall directly pay, or reimburse Executive for, the monthly COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) through the period starting on Executive’s termination date and ending on the earliest to occur of: (a) twelve (12) months following Executive’s termination date; (b) the date Executive becomes eligible for group health insurance coverage through a new employer; or

(c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during this time period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period. Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.

(iv)
The vesting of all unvested equity-based incentive compensation awards outstanding as of the date of such Change in Control and held by Executive as of the date of such termination shall be accelerated such that 100% of the shares underlying such awards shall be deemed immediately vested and, in the case of stock options, exercisable; provided that, in the case of any unvested equity-based incentive compensation awards that are subject to performance-based vesting terms as of the date of such termination, the treatment of such performance-based vesting conditions shall be governed by the applicable equity plan and award agreement.

7.4
Termination for Cause; Resignation Without Good Reason; Death reasonor Disability.
(i)
If Executive resigns for any reason prior to or more than twelve (12) months following a Change in Control, resigns without Good Reason within the twelve (12) months following a Change in Control, or the Company terminates Executive’s employment for Cause, Executive shall not be entitled to receive any payments or benefits under this Agreement, other than as set forth in Section 7.1.
(ii)
Executive’s employment shall terminate automatically upon Executive’s death or Total Disability. “Total Disability” shall mean Executive’s inability, with

Exhibit 10.2

reasonable accommodation, to perform the duties of Executive’s position for a period or periods aggregating ninety (90) calendar days in any period of one hundred eighty days (180) consecutive days as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control. Executive and the Company hereby acknowledge that Executive’s ability to perform the duties specified in Section 1 is the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Executive’s death occurs or (b) immediately upon a determination by the Board or the compensation committee thereof of Executive’s Total Disability. In the case of termination of employment under this Section 7.4(ii), Executive shall not be entitled to receive any payments or benefits under this Agreement, other than as set forth in Section 7.1.
8.
Conditions to Receipt of Severance Benefits. As a condition to receiving the payments and benefits set forth in Section 7.2 and Section 7.3, (i) Executive must execute and deliver to the Company a release of claims in a form reasonably acceptable to the Company and such release must have become effective and the revocation period provided therein must have expired without Executive having revoked such release within the 60-day period following the date of termination, and (ii) Executive must not have revoked or breached the provisions of such release or breached the provisions of the Restrictive Covenant Agreement. In the event that Executive does not execute and deliver such release, such release does not become effective and irrevocable within such period or Executive revokes or breaches the provisions of the release or breaches the provisions of the Restrictive Covenant Agreement, Executive (A) will be deemed to have voluntarily resigned Executive’s employment hereunder without Good Reason, (B) will not be entitled to the payments, benefits or accelerated vesting described in Section 7.2 or Section 7.3 and (C) will be required to reimburse the Company, in cash within five business days after written demand is made by the Company therefore, for an amount equal to the value of any payments or benefits Executive received pursuant to Section 7.2 or Section 7.3.
9.
Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and

“Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. All payments and benefits that are payable upon a termination of employment hereunder shall be paid or provided only upon Executive’s “separation from service” from the Company (within the meaning of Section 409A). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon termination set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the

Exhibit 10.2

expiration of the six-month period measured from the date of Executive’s termination with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 9 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

10.
Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then, Executive’s severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following order: (i) reduction of cash payments, (ii) cancellation of accelerated vesting of equity awards, and (iii) reduction of other benefits payable to Executive. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 10 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this

Section 10. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.

11.
Definitions.
11.1
Cause. For purposes of this Agreement, “Cause” for termination will mean: (i) a material breach of any of Executive’s obligations or duties pursuant to this Agreement or the Restrictive Covenant Agreement, which remains uncured seven (7) days after Executive becomes aware of the breach by formal written notification by the Company; (ii) gross negligence, willful misconduct or breach of fiduciary duty in the course of employment; (iii) any action or activity that is contrary to applicable insider trading rules or any other applicable securities rules or legislation; (iv) a material act or omission involving substantial dishonesty or fraud that harms or would reasonably be expected to harm the Company; (v) commission of, conviction or indictment for, or plea of no contest to, any felony (or state law equivalent) or any crime involving moral turpitude, or (vi) unsatisfactory performance of Executives duties or responsibilities, provided that the Company has given Executive written notice specifying the unsatisfactory performance of his duties and responsibilities and afforded Executive at least seven (7) days to cure.
11.2
Good Reason. For purposes of this Agreement, “Good Reason” will mean any of the following actions taken by the Company without Executive’s prior written consent: (i)

Exhibit 10.2

a material adverse change in Executive’s position, title, office or duties or assignment of any significant duties to Executive that are materially inconsistent with the position or offices held by Executive; (ii) a decrease in Executive’s base salary by more than 10% (other than in connection with a broad-based reduction in the base salaries of all other officers of the Company); or (iii) a relocation that increases Executive’s one-way commute by more than 25 miles. In order to resign for Good Reason, Executive must provide written notice to the Company’s Chief Executive Officer within 60 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 90 days after the expiration of such cure period.
11.3
Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of one or more of the following: (a) a merger, a consolidation, a reorganization or an arrangement that results in a transfer of more than fifty percent (50%) of the total voting power of the Company’s outstanding securities to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (b) a direct or indirect sale or other transfer of beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (c) a direct or indirect sale or other transfer of the right to appoint more than fifty percent (50%) of the directors of the Board or otherwise directly or indirectly control the management, affairs and business of the Company to a person or a group of persons different from a person or a group of persons holding this right immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (d) a direct or indirect sale or other transfer of all or substantially all of the assets of the Company to a person or a group of persons different from a person or a group of persons holding those assets immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); or (e) a complete liquidation, dissolution or winding-up of the Company; provided, however, that a Change in Control will not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide financing or series of financings by the Company, of voting securities of the Company or any rights to acquire voting securities of the Company which are convertible into voting securities.

12.
Outside Activities During Employment.
12.1
Non-Company Business. Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.
12.2
No Adverse Interests. Executive agrees not to acquire, assume or

Exhibit 10.2

participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.
13.
Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules or by another arbitration company if mutually agreed upon by Executive and Board. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

14.
General Provisions.
14.1
Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.
14.2
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.
14.3
Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
14.4
Complete Agreement. This Agreement together with the Restrictive Covenant Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter, and supersedes all prior or contemporaneous offers, negotiations and agreements, whether written or oral, relating to such subject matter. This

Exhibit 10.2

Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.
14.5
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
14.6
Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
14.7
Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company.
14.8
Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

14.9
Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Delaware. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents attached hereto, that they both agreed to this provision, and that the conditions set forth in California Labor Code Section 925(e) are fully satisfied.

[Remainder of Page Intentionally Left Blank]

Exhibit 10.2

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

Prelude Therapeutics Incorporated

By: /s/ Michele Porreca

Title: Chief People Officer

SEAN BRUSKY

/s/ Sean Brusky

Exhibit A

Employee Invention Assignment, Confidentiality, and Restrictive Covenant Agreement